Walgreen Co.

Webcast - Third Quarter 2005

June 27, 2005

Hello, and thanks for tuning in to Walgreens audio webcast for the third quarter of fiscal year 2005. I'm Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language

Before we begin, I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 6 of our Form 10-K/A, dated August 31, 2004, for a discussion of factors as they relate to forward-looking statements. Prior period amounts have been restated for the accounting of leases consistent with our March 21, 2005 press release and 8-K.

Sales and Earnings

Today we announced strong sales and profit growth, while opening 85 new stores in the third quarter. In fact, we operated 391 more stores at the end of this quarter versus a year ago. Our sales for the quarter ended May 31 were up 13.1 percent to a record $10.8 billion. Net earnings for the quarter climbed a healthy 20.1 percent to $411.0 million or 40 cents per share, diluted. Excluding gains of $6.6 million this year and $3.0 million last year from litigation settlements, third quarter earnings rose 19.5 percent to $406.9 million or 40 cents per share (diluted) from last year's $340.4 million or 33 cents per share (diluted). Operating income also showed a strong gain in the quarter of 17.8 percent.

For the first nine months of fiscal 2005, sales increased 12.9 percent to $31.7 billion. Net earnings rose 20.0 percent to $1.231 billion or $1.20 per share, diluted. Excluding gains of $26.3 million this year and $15.7 million last year from litigation settlements, earnings for the nine months rose 19.5 percent to $1.214 billion or $1.18 per share (diluted) from last year's $1.016 billion or 98 cents per share (diluted).

We recorded a LIFO charge of $24.2 million this quarter, versus a charge of $12.7 million in the year-ago period. This quarter's higher charge is because of our current LIFO rate of 1.75 percent versus a rate of 1.5 percent in the year-ago quarter.

Driving our performance was our pharmacy business, in which we continue to see strong gains. Of note are Texas and Florida - the No. 1 and 2 ranked states in new retail prescription growth. Data published by IMS Health for the first quarter of calendar 2005 shows we captured about two-thirds of all new retail prescription growth in these two important states. Overall, IMS data shows we expanded our pharmacy market share in every state in which we operate.

Prescription sales accounted for 65 percent of our third-quarter sales and increased 14.0 percent. That increase was held down by about 2.5 percentage points because more generic drugs were dispensed. While generics are more profitable than name-brand drugs, their lower price impacts pharmacy sales increases.

That's why we believe a better indicator of pharmacy performance is the number of prescriptions we're filling. And in the third quarter, the number of prescriptions we filled in comparable stores - those stores open more than a year - increased a very strong 8.8 percent. Keep in mind that the quarter benefited from the later flu season this year compared to 2004.

Our store count at the end of the quarter reached 4,805, versus 4,414 a year ago. Our fiscal year net new store growth - which is store openings minus relocations and closings - remains on target to reach our goal of 365 more stores. We should open an overall total of about 440 new stores this year. Looking ahead to fiscal 2006, we anticipate a net increase of 390 new stores, with an overall expansion of approximately 475 new stores before closings and relocations. And we remain on track to operate more than 7,000 stores in 2010.

Comparable Sales

Taking a closer look at sales, total comparable store sales were up 8.7 percent in the quarter, while front-end comparable store sales rose 6.1 percent. Pharmacy comparable store sales climbed 10.2 percent in the quarter.

Gross Profit Margins and SO&A

For the fourth consecutive quarter, we're reporting a strong increase in gross profit margins. These were up 94 basis points to 27.85 as a percent to sales. The increase was led by growth in generic drug sales, better purchasing terms and higher photofinishing margins, thanks to more in-store processing and digital printing. Overall, front-end sales showed slightly lower margins as a result of the sales mix and competitive positioning.

Our investment in chainwide digital photo labs has improved the overall profitability of our photofinishing business. And we're well positioned for the fast-growing demand for printing digital photos.

Third quarter selling, occupancy and administration expenses increased 70 basis points over the previous year, from 21.26 to 21.96 as a percent to sales. Lower-priced generic drugs, which slow overall sales growth, continue to impact our SO&A expense ratio. The other leading contributors to the higher expense ratio were costs associated with various legal matters and store payroll and expense increases.

Tax Rate

The effective annual tax rate for the third quarter this year was 37.25 percent, compared to 37.50 percent in last year's third quarter. The effective annual tax rate for the first nine months of this year was 36.85 percent compared to 37.50 percent in the year ago period.

[Preliminary and unaudited]

From the Balance Sheet

The consolidated balance sheet and statements of cash flows can be found at investor.walgreens.com under the tab, "Financials." While sales were up 13.1 percent in the quarter, inventories rose 19.4 percent. Inventories increased beyond the impact of new store and distribution center growth in order to further improve in-stock conditions.

Accounts receivable increased 16.7 percent, in line with third-party prescription sales growth. Meanwhile, accounts payable increased 7.2 percent, mainly due to the timing of payments and a lower cash overdraft position versus last year.

Cash and short-term investments decreased from $1.859 billion at the end of last year's third quarter to $1.370 billion at the end of this year's third quarter. Increased investments in share repurchases and inventories were the main contributors to this decrease. Our share repurchase program, which was announced a year ago, calls for repurchasing up to $1 billion worth of stock over four years. As of May 31, we've repurchased $308.2 million worth of company stock.

Please note on the balance sheet that investments in auction-rate securities have been reclassified from cash and cash equivalents to short-term investments available for sale.

Wrapup

Our performance in the third quarter of fiscal 2005 demonstrates the great opportunity Walgreens has for future growth. Strong pharmacy trends are driving our sales and store expansion. And the new Medicare drug benefit that begins Jan. 1 will help more seniors obtain the prescriptions they need to stay healthy.

For other pharmacy patients and their insurance plans, we released great news earlier this month on the cost savings of getting 90-day prescriptions at retail pharmacies. Our pharmacy benefit manager unit, Walgreens Health Initiatives, had a recent study validated by a major healthcare consulting firm that showed, on average, a $10 savings on each prescription filled using a retail pharmacy instead of mail service for a 90-day supply. That shows how face-to-face communication with a retail pharmacist can have a powerful effect on lowering a drug plan's pharmacy expenses.

Walgreens Health Initiatives is also doing a great job lowering clients' spending on medications by dispensing more and more generic drugs. In fact, our PBM is a leader in its industry by dispensing generics more than 56 percent of the time in the first quarter of this calendar year.

Thank you for listening. Our next earnings announcement, for the fourth quarter and year-end of fiscal 2005, is scheduled for Sept. 26th. Once again, thanks for being a loyal Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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